SERVICER COMPLIANCE CERTIFICATION

This Servicer Compliance Certification is issued pursuant to the Tax Outsourcing Service Agreement dated as of September 2, 2003 (together with all amendments thereto, the "Agreement"), between National City Home Loan Services, Inc. ("Bank") and First American Real Estate Solutions of Texas, L.P. ("First American").

I, Lucy A. Przybyla, an authorized officer of First American, certify to Bank and with the knowledge and intent that it will rely upon this certification, that:

     1.     The servicing information required to be provided to Bank by First American under the Agreement has been so provided;

     2.     I am responsible for reviewing the activities performed by First American under the Agreement and based upon my knowledge and, except as disclosed in the annual compliance assessment required to be delivered to Bank (which has been so delivered to Bank) and as set forth below, in all material respects throughout the relevant reporting period First American has fulfilled its obligations under the Agreement; and

3.          Attached to this Compliance Certification is a list of all material failures and the nature and status thereof. (NONE/NO ATTACHMENT)

FIRST AMERICAN REAL ESTATE SOLUTIONS OF TEXAS, L.P.
By:  First American Real Estate Solutions LLC
        General Partner

By: /s/ Lucy A. Przybyla
      Lucy A. Przybyla
      Senior Vice President

Date:  February 12, 2008